UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2007

CAPE FEAR BANK CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	000-51513	20-3035898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1117 Military Cutoff Road Wilmington, North Carolina	28405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (910) 509-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On July 19, our Board of Directors, based on the recommendation of its Corporate Governance Committee (which functions as the Board’s independent compensation committee), approved the criteria under which incentive awards may be paid for 2007 to each participant in our Annual Cash Incentive Plan, including our named executive officers.

Under the criteria approved by the Board, the incentive award payable to each participant for 2007 will be:

•	his or her “Base Amount” (stated as a percentage of the mid-point of his or her salary grade), multiplied by

•

a percentage of from 0% to 100% (the “Applicable Percentage”) to be determined based on the amount of our 2007 “Pre-Tax, Pre-Incentive Income” (i.e. our consolidated earnings, before taxes and before any deduction for the payment of incentive awards under the Plan), multiplied by

•

a percentage from 0% to 100% (the “Performance Percentage”) to be determined based on the extent to which individual and/or team performance goals (“Performance Goals”) assigned to participants, or to groups of participants with similar responsibilities (and expressed as quantitative and/or qualitative measures of individual, branch and/or company-wide performance related to the participants’ duties and responsibilities), are met for the year.

The threshold amount of Pre-Tax, Pre-Incentive Income required before any awards may be paid under the Plan is $2,210,802, and the Applicable Percentage will be 100% if Pre-Tax, Pre-Incentive Income amounts to $3,106,317 or more.

A weight, expressed as a percentage, or a range of percentages, is assigned to each Performance Goal. Those percentages are positive numbers in the case of certain Performance Goals, and they are negative numbers (or deductions) in the case of certain other Performance Goals. At the end of 2007, the Committee will determine the extent to which each participant’s Performance Goals have been met, and each participant’s Performance Percentage will equal the aggregate of the positive percentages related to goals that have been met, minus the aggregate of the negative percentages related to goals that have not been met.

The Compensation Committee has the discretion to adjust (increase or decrease) the amount of the award paid to any participant as it deems necessary to meet the purpose of this Plan and to recommend payment of discretionary bonuses outside the Plan.

The following table lists the Base Amount for each of our named executive officers for 2007.

			Base Amount
Named Executive Officer	Title	Salary Grade Midpoint	Percent of Salary Grade Midpoint	Dollar Amount
Cameron Coburn	President and Chief Executive Officer	$253,360	49.28%	$124,845
Betty V. Norris	Chief Financial Officer	172,430	44.63%	76,957
Lynn M. Burney	Chief Operations Officer	136,880	42.06%	57,567
James R. MacLaren	Chief Credit Officer	136,880	42.06%	57,567
Mark A. Tyler	Chief Banking Officer	136,880	42.06%	57,567

The following table lists the Applicable Percentages at each level of Pre-Tax, Pre-Incentive Income.

Pre-Tax, Pre-Incentive Income	Applicable Percentage	Pre-Tax, Pre-Incentive Income	Applicable Percentage
$2,210,802	0.0%	$2,658,559	50.0%
2,238,787	3.1%	2,686,544	53.1%
2,266,772	6.3%	2,714,529	56.3%
2,294,756	9.4%	2,742,514	59.4%
2,322,741	12.5%	2,770,499	62.5%
2,350,726	15.6%	2,798,483	65.6%
2,378,711	18.8%	2,826,468	68.8%
2,406,696	21.9%	2,854,453	71.9%
2,434,681	25.0%	2,882,438	75.0%
2,462,665	28.1%	2,910,423	78.1%
2,490,650	31.3%	2,938,408	81.3%
2,518,635	34.4%	2,966,392	84.4%
2,546,620	37.5%	2,994,377	87.5%
2,574,605	40.6%	3,022,362	90.6%
2,602,590	43.8%	3,050,347	93.8%
2,630,574	46.9%	3,078,332	96.9%
		3,106,317	100.0%

The following table lists the Performance Goals and weights that apply to our named executive officers for 2007.

Performance Goal	Performance Percentage
Pre-Tax, Pre-Incentive Income of at least $2,182,817	35%
Increase in non-interest income of 10% to 20%	0% to 25% (1)
Increase in core deposits of 5% to 10%	0% to 30% (1)
Efficiency ratio of from 80% to 75%	0% to 10% (1)
Limit non-performing loans to 0.75% or less of loans	(25)% (2)
Limit charge-offs to not more than 0.5% or less of loans	(25)% (2)
Maintain specified minimum regulatory examination rating	(100)% (2)

(1)	0% applies to the threshhold level of the range. The higher percentage applies to the ceiling level of the range. Percentages will be extrapolated for results within the range.
(2)	Negative percentages represent deductions if goal is not met.

Item 9.01. Financial Statements and Exhibits.

Exhibits. The following Exhibit is being furnished with this Report.

Exhibit No.	Exhibit Description
10.1	Copy of the Annual Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPE FEAR BANK CORPORATION
(Registrant)

Date: July 25, 2007	By:	/s/ Betty V. Norris
Betty V. Norris
Senior Vice President and Chief Financial Officer